Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333 – 146375) and Form S-3 (Nos. 333 – 129073, 333 – 138809 and 333-149487) of Central European Distribution Corporation of our report dated May 4, 2009 relating to the consolidated financial statements of MHWH Limited, which appears in this annual report on Form 10-K/A.

/s/ Ernst & Young LLC

Moscow, Russia
June 25, 2009